UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

VISA INC.

(Exact name of registrant as specified in its charter)

Delaware	333-143966	26-0267673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 932-2100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2007, Visa International entered into a 364-day Revolving Credit Agreement (the “Credit Agreement”) with a syndicate of lenders, including Bank of America, N.A. (“Bank of America”) as Administrative Agent. The majority of the lenders under the Credit Agreement are customers, or affiliates of customers, of Visa Inc. or its subsidiaries. In conjunction with the Credit Agreement, Visa International terminated the 364-day Revolving Credit Agreement dated as of November 20, 2006 (the “2006 Credit Agreement”).

The Credit Agreement, which is unsecured, provides for a total commitment amount of U.S.$2.25 billion. The commitments under the Credit Agreement expire on November 13, 2008 and are comprised of two tranches: (i) a U.S.$1.91 billion multi-currency tranche that can be denominated in any combination of U.S. dollars, euro, British pounds sterling, yen or any other foreign currency in which the relevant lenders agree to make advances and (ii) a U.S. $340 million U.S. dollar tranche that can be denominated only in U.S. dollars.

Loans may be in the form of base rate loans, which will bear interest at a rate equal to the higher of the federal funds rate plus 0.5% or the Bank of America prime rate, or in the form of eurocurrency loans, which will bear interest at a rate equal to LIBOR (as adjusted for applicable reserve requirements) plus a margin of from 0.16% to 0.22%, based on the credit rating of Visa International. Base rate loans may be borrowed only in U.S. dollars. All other loans may be denominated in any currency permitted under the Credit Agreement.

Visa International may use the proceeds of this Credit Agreement for (i) refinancing the 2006 Credit Agreement; (ii) ensuring the integrity of the settlement process of Visa Inc. and its subsidiaries in the event of a settlement failure by a member; (iii) as back-up to any then-existing commercial paper program of Visa International; and (iv) for general corporate purposes.

The Credit Agreement contains customary events of default, conditions precedent and representations and warranties for financings of this type including, without limitation, representations as to validity of the parties’ financial statements under generally accepted accounting principals, accuracy of information throughout the Credit Agreement, and compliance with applicable state and federal laws.

The Credit Agreement permits Visa Inc. to assume the obligations and liabilities of Visa International as the borrower, and permits the release of Visa International from obligations and liabilities. This assumption and release may be effected at any time, at the option of Visa Inc., provided that, at the time Visa Inc. chooses to effect the assumption and release, no default or event of default under the Credit Agreement has occurred and is continuing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth relating to the disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: November 19, 2007	By:	/S/ BYRON H. POLLITT
Name: Byron H. Pollitt Title: Chief Financial Officer